Exhibit 99.1

FOR IMMEDIATE RELEASE

                                Patrick J. Haveron, CPA
                                Executive Vice President – Chief Executive Officer
                                Preserver Group, Inc.
                                95 Route 17 South
                                Paramus, NJ 07653
                                201-291-2112
                                E-mail: phaveron@preserver.com

PRESERVER GROUP, INC. ANNOUNCES
SECOND QUARTER AND SIX MONTH RESULTS

                PARAMUS, NEW JERSEY, August 14, 2001 – Preserver Group, Inc. (NASDAQ: PRES) (the “Company”) today reported its results for the second quarter and six months ended June 30, 2001. Book value was $14.32 per share at June 30, 2001.

                During the third quarter 2001, the Company’s Motor Club of America Insurance Company (“Motor Club”) unit has begun implementing the relief it had been granted by the New Jersey Department of Banking and Insurance with regard to its private passenger automobile operations. This relief, announced on July 18, is designed to improve Motor Club’s deteriorating financial condition. Motor Club’s premium to surplus ratio no longer meets industry standards, its share of urban enterprise zone (“UEZ”) business (where it writes double its required amount) is disproportionately high, and A.M. Best recently downgraded the Motor Club unit.  The relief includes the immediate cessation of accepting new business in UEZ’s, the non-renewal of a number of UEZ risks, and relief from assigned risk business.

                Continuing strong premium growth in Commercial Lines by Preserver Insurance Company (“Preserver”) and Mountain Valley Indemnity Company (“Mountain Valley”) (the “Preserver Insurance Group”) reduced New Jersey private passenger automobile business to 42% of consolidated revenues, the lowest in the Company’s history. This percentage should continue to decline in the remainder of 2001 and beyond.

                For the three months ended June 30, 2001, revenues were $25,105,002 as compared to $22,453,506 for the same period in 2000. Net income for the second quarter 2001 was $79,848 or $.04 per share, as compared to net income (restated) of $648,573 or $.28 per share for the same period in 2000.

                                For the six months ended June 30, 2001, revenues were $48,706,170 as compared to $42,151,938 for the same period in 2000. Net loss for 2001 was $106,387 or $.05 per share, as compared to net income (restated) of $830,029 or $.37 per share for the same period in 2000.

                Despite an outstanding second quarter by the Preserver unit, continuing higher loss ratios in the Motor Club unit along with unexpectedly higher loss ratios at Mountain Valley as a result of a number of severe losses reduced second quarter net income.

                The Motor Club unit is separately capitalized from the Preserver Insurance  Group and writes only New Jersey private passenger automobile business, the only subsidiary of the Company to write such business.

                Preserver Group, Inc. owns and operates five regionally focused property and casualty insurance companies, including companies that specialize in small and mid-sized commercial insurance through the Preserver Insurance Group.

                The Preserver Insurance Group consists of Preserver Insurance Company, which writes small commercial and homeowners insurance presently in New Jersey, and Mountain Valley Indemnity Company, which writes small and mid-sized commercial insurance presently in New England and New York.  The Preserver Insurance Group is rated B++ (Very Good) by A.M. Best Company. American Colonial Insurance Company plans to commence operations in New York in 2001, writing commercial lines in tandem with Mountain Valley.

                Motor Club of America Insurance Company writes personal automobile insurance in New Jersey and is rated B (Fair) by Best. North East Insurance Company writes personal automobile and small commercial lines insurance in the State of Maine and is rated B (Fair) by Best.

                Forward-Looking Statement Disclaimer. This press release contains statements that are not historical facts and are considered "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995), which can be identified by terms such as  "believes", "expects",  "may", "will", "should", "anticipates", the negatives thereof, or by discussions of strategy.   Certain statements are forward-looking statements that involve risks, uncertainties, opinions and predictions, and no assurance can be given that the future results will be achieved since events or results may differ materially as a result of risks facing the Company.  These include, but are not limited to, the cyclical nature of the property casualty insurance industry, the impact of competition, product demand and pricing, claims development and the process of estimating reserves, the level of the Company’s retentions, catastrophe and storm losses, legislative and regulatory developments, changes in the ratings assigned to the Company by rating agencies, investment results, availability of reinsurance, availability of dividends from our insurance company subsidiaries, investing substantial amounts  in our  information  systems  and technology,  the  ability  of  our reinsurers to pay reinsurance recoverables owed to us, our  entry into new markets, our acquisition of North East Insurance Company on  September  24,  1999,  our  acquisition  of  Mountain  Valley Indemnity Company on March 1, 2000, our successful integration of these  acquisitions, potential future tax liabilities related to an insolvent subsidiary and state regulatory and legislative  actions which  can affect the profitability of certain lines of  business and  impede our ability to charge adequate rates, and other risks detailed  from  time to time in the Company's  filings  with  the Securities and Exchange Commission.

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SEE STATEMENT OF OPERATIONS ATTACHED
THIS NEWS RELEASE IS ALSO AVAILABLE AT
WWW.PRESERVER.COM
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PRESERVER GROUP, INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Six Months Ended		For the Three Months Ended

	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000

		(Restated)		(Restated)
Revenues:

Insurance premiums (net of
premiums ceded totaling
7,283,244, $9,340,353,
3,797,076 and $6,989,835)	$45,100,053	$39,067,248	$23,177,839	$20,807,821
Net investment income	3,322,845	2,977,990	1,667,409	1,578,704
Realized gains on sales
of investments	220,479	4,524	218,955	4,524
Other revenues	62,793	102,176	40,799	62,457

Total revenues	48,706,170	42,151,938	25,105,002	22,453,506

Losses and Expenses:
Insurance losses and loss
expenses incurred (net of
reinsurance recoveries
totaling $8,156,829,
8,142,651, $3,458,418 and
5,457,950)	33,469,760	26,095,143	16,995,380	13,613,138
Amortization of deferred policy
acquisition costs	12,345,551	11,116,776	6,449,930	5,920,892
Other operating expenses	1,977,915	2,786,293	998,045	1,388,251
Interest expense	1,031,788	841,010	515,894	517,403
Amortization of goodwill	42,348	42,348	21,174	21,174

Total losses and expenses	48,867,362	40,881,570	24,980,423	21,460,858

Income (loss) before Federal income
taxes	(161,192)	1,270,368	124,579	992,648
Provision (benefit) for Federal
income taxes	(54,805)	440,339	44,731	344,075

Net income (loss)	$(106,387)	$830,029	$79,848	$648,573

Net income (loss) per common share:
Basic	$(0.05)	$0.40	$0.04	$0.31

Diluted	$(0.05)	$0.37	$0.04	$0.28

Weighted average common and potential common shares outstanding:

Basic	2,124,387	2,124,387	2,124,387	2,124,387

Diluted	2,124,387	2,124,387	2,124,387	2,769,965

Key Financial Statistics:

Book value per share	$14.32	$13.03

Loss ratio (GAAP basis)	74.2%	66.8%	73.3%	65.4%
Expense ratio (GAAP basis)	31.8%	35.6%	32.1%	35.1%

Combined ratio (GAAP basis)	106.0%	102.4%	105.4%	100.5%

Net premium written	$55,727,635	$39,313,965	$30,512,974	21,692,575